State of Delaware
Secretary of State
Division of Corporations
Delivered 11:21 AM 09/20/2011
FILED 11:21 AM 09/20/2011
SRV 111021814 - 4583438 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Verdant Automotive Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the corporation adopted by unanimous written consent a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation:

RESOLVED, that Article FOURTH of the Certificate of Incorporation of Verdant Automotive Corporation be amended to read as follows:

FOURTH: The corporation is authorized to issue two classes of shares of stock, common stock and preferred stock. The total number of shares of stock which the corporation shall have authority to issue is One Billion (1,000,000,000) shares, consisting of Nine Hundred Eighty Nine Million Nine Hundred Ninety Nine Thousand Nine Hundred Ninety Five (989,999,995) shares of common stock, par value $.001 per share, designated as Common Stock (the "Common Stock") and Ten Million Five (10,000,005) shares of preferred stock, par value $.001 per share, designated as Preferred Stock (the "Preferred Stock").

A. Preferred Stock. The Board of Directors of the corporation is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the Delaware General Corporation Law (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such class or series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

1. the number of shares of any class or series and the designation to distinguish the shares of such series from the shares of all other classes or series;

2. whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such class or series, and the dates and preferences of dividends on such class or series;

3. the redemption provisions, if any, applicable to such class or series, including the redemption price or prices to be paid;

4. the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

5. whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

6. the voting powers, if any, and whether such voting powers are full or limited in such class or series;

7. the restrictions, if any, on the issue or reissue of shares of the same class or series or of any other class or series;

8. the amounts payable on and the preferences, if any, of the shares of such class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

9. any other relative rights, preferences and limitations of that class or series.

B. Common Stock. The Common Stock shall be subject to the express terms of any class or series of Preferred Stock set forth in the Preferred Stock Designation relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the corporation for the election of directors and on all other matters on which stockholders of the corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

SECOND: That the shareholders have given written consent to the amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Verdant Automotive Corporation has caused this certificate to be signed by Daniel Elliott, its Chief Executive Officer, this 20th day of September, and that the facts stated therein are true.

VERDANT AUTOMOTIVE CORPORATION

By: ______________________

Daniel Elliott, Chief Executive Officer